Exhibit 4.7

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

AS OF DECEMBER 31, 2020

As of December 31, 2020, we had two classes of securities registered under Section 12 of the Securities Exchange Act of 1945, as amended, our Common Stock and our Series A Warrants. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the warrant-related documents described herein, which are exhibits to the Form 10-K of which this exhibit is a part. We urge to you read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

General

Pursuant to our Certificate of Incorporation, our authorized capital stock consists of (i) 300,000,000 shares of Common Stock, and (ii) 5,000,000 are shares of preferred stock, $0.0001 par value (“Preferred Stock”). As of December 31, 2020, there were 64,091,266 shares of our Common Stock and 1,800 shares of our Series A Preferred Stock issued and outstanding.

Common Stock

Voting Rights. Holders of Common Stock will exclusively possess all voting power and each share of Common Stock will have one vote on all matters submitted to our stockholders for a vote. Holders of Common Stock do not have any cumulative voting rights.

Dividend Rights. Holders of Common Stock will be entitled to receive dividends or other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and share equally on a per share basis in all such dividends and other distributions.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of Common Stock will be entitled to receive their ratable and proportionate share of our remaining assets.

Other Rights. Holders of Common Stock will have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Preferred Stock

Our board of directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by our board of directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Series A Preferred Stock

We currently have 1,800 shares of Series A Preferred Stock outstanding.

On October 8, 2020, the Company filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware to establish the preferences, limitations and relative rights of the Series A Preferred Stock. The Certificate of Designations became effective upon filing. The number of authorized shares of Series A Preferred Stock is 52,800. The price per share at issue is $1,000, as appropriately adjusted for stock splits, stock dividends, combinations, and subdivisions of Series A Preferred Stock.

Holders of the Series A Preferred Stock are entitled to a cumulative dividend at the rate of 7.0% per annum, payable quarterly in arrears, as set forth in the Certificate of Designations. The Series A Preferred Stock ranks senior to the Company’s common stock, par value $0.0001 per share (the “Common Stock”), with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (a “Liquidation Event”). The Series A Preferred Stock has a liquidation preference of $1,000 per share plus an amount equal to any accrued and unpaid dividends to the date of payment (the “Liquidation Preference”). Under the Certificate of Designations, the Company may not enter into or permit to exist any contract, agreement, or arrangement that prohibits or restricts the Company from paying dividends on the Series A Preferred Stock, unless such contract, agreement, or arrangement has been approved in writing, in advance, by the holders of a majority of the then-outstanding shares of Series A Preferred Stock.

Holders of the Series A Preferred Stock have no voting rights, except as required by law, and have no rights of preemption or rights to convert such Series A Preferred Stock into shares of any other class of capital stock of the Company.

The Company must redeem for cash each share of Series A Preferred Stock 60 months after it is issued (the “Mandatory Redemption Date”), at a price per share equal to the Liquidation Preference (the “Redemption Price”); provided, however, that (i) holders of a majority of the then outstanding shares of Series A Preferred Stock may extend the Mandatory Redemption Date for any share of Series A Preferred Stock 12 months (i.e., to a date that is 72 months after the issue date for such share) (the “First Extension”), and (ii) if the First Extension is exercised, then holders of a majority of the then outstanding shares of Series A Preferred Stock may extend the Mandatory Redemption Date for any share of Series A Preferred Stock by an additional twelve (12) months (i.e., to a date that is 84 months after the issue date for such share).

The Company has the option to redeem for cash, in whole or in part, the shares of Series A Preferred Stock at the time outstanding, at a price per share equal to the Redemption Price.

The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall be deemed a Liquidation Event, unless the holders of a majority of the then outstanding shares of Series A Preferred Stock agree in writing, prior to the closing of any such transaction, that such transaction will not be considered a Liquidation Event. A merger, consolidation or any other business combination transaction of the Company into or with any other corporation or person, or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Company (any of the foregoing, a “Business Combination Transaction”) shall not be deemed a Liquidation Event, so long as either (A) the holders of a majority of the then outstanding shares of Series A Preferred Stock agree in writing, prior to the closing of any such Business Combination Transaction, that such Business Combination Transaction will not be considered a Liquidation Event, or (B) such Business Combination Transaction would not adversely affect the holders of the Series A Preferred Stock or the powers, designations, preferences and other rights of the Series A Preferred Stock.

Series A Warrants

Upon completion of the Business Combination, all of the warrants to purchase GPAQ Common Stock were cancelled and exchanged for Series A Warrants to purchase 1.421333 shares of our Common Stock per Series A Warrant on the same terms and conditions as the original warrants.

Each Series A Warrant entitles the registered holder to purchase 1.421333 shares of our Common Stock at a price of $11.50 per share of Common Stock, subject to adjustment as discussed below, at any time beginning 30 days after the consummation of the Business Combination. The Series A Warrants will expire five years after the consummation of the Business Combination at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Series A Warrant and have no obligation to settle such Series A Warrant exercise unless a registration statement under the Securities Act with respect to the shares Common Stock underlying the Series A Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Series A Warrant will be exercisable and we will not be obligated to issue shares of our Common Stock upon exercise of a Series A Warrant unless Common Stock issuable upon such Series A Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Series A Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Series A Warrant, the holder of such Series A Warrant will not be entitled to exercise such Series A Warrant and such Series A Warrant may have no value and expire and be worthless. In the event that a registration statement is not effective for the exercised Series A Warrants, the purchaser of a unit of GPAQ that was detached into one share of GPAQ common stock and one GPAQ warrant that were exchanged for our Common Stock and Series A Warrant, will have paid the full purchase price for the unit solely for the share of GPAQ common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, we will use our best efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of our Common Stock issuable upon exercise of the Series A Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Series A Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Series A Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Series A Warrants who exercise their Series A Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Series A Warrants become exercisable, we may call the Series A Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Series A Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Series A Warrant holder; and

●	if, and only if, the reported last sale price of our Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Series A Warrant holders.

If and when the Series A Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the list of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Series A Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Series A Warrants, each Series A Warrant holder will be entitled to exercise its Series A Warrant prior to the scheduled redemption date. However, the price of our Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) Series A Warrant exercise price after the redemption notice is issued.

If we call the Series A Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Series A Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Series A Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Series A Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our Common Stock issuable upon the exercise of our Series A Warrants. If our management takes advantage of this option, all holders of Series A Warrants would pay the exercise price by surrendering their Series A Warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares our Common Stock underlying the Series A Warrants, multiplied by the difference between the exercise price of the Series A Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Series A Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Common Stock to be received upon exercise of the Series A Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Series A Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Series A Warrants.

A holder of a Series A Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Series A Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of our Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our Common Stock is increased by a stock dividend payable in shares of our Common Stock, or by a split-up of shares of our Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each Series A Warrant will be increased in proportion to such increase in the outstanding shares of our Common Stock. A Offering to holders of our Common Stock entitling holders to purchase shares of our Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our Common Stock equal to the product of (i) the number of shares of our Common Stock actually sold in such Offering (or issuable under any other equity securities sold in such Offering that are convertible into or exercisable for our Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of our Common Stock paid in such Offering divided by (y) the fair market value. For these purposes (i) if the Offering is for securities convertible into or exercisable for our Common Stock, in determining the price payable for our Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Series A Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our Common Stock on account of such shares of our Common Stock (or other shares of our capital stock into which the Series A Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the Series A Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each Series A Warrant will be decreased in proportion to such decrease in outstanding shares of our Common Stock.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the Series A Warrants is adjusted, as described above, the Series A Warrant exercise price will be adjusted by multiplying the Series A Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the Series A Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our Common Stock (other than those described above or that solely affects the par value of such shares of our Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Series A Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Series A Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Series A Warrants would have received if such holder had exercised their Series A Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Series A Warrant properly exercises the Series A Warrant within thirty days following public disclosure of such transaction, the Series A Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Series A Warrant.

The Series A Warrants are issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Series A Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Series A Warrants to make any change that adversely affects the interests of the registered holders of the Series A Warrants.

The Series A Warrants may be exercised upon surrender of the Series A Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Series A Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Series A Warrants being exercised. The Series A Warrant holders do not have the rights or privileges of holders of our Common Stock and any voting rights until they exercise their Series A Warrants and receive shares of our Common Stock. After the issuance of shares of our Common Stock upon exercise of the Series A Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Series A Warrants. If, upon the exercise of the Series A Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of our Common Stock to be issued to the Series A Warrant holder.

Series B Warrants

In this exhibit, we refer to the warrants that we issued in our November 2020 Offering as our Series B Warrants. These Series B Warrants are separately transferable following their issuance and through their expiration five years from the date of issuance. Each Series B Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $1.40 per share from the date of issuance through its expiration. There is no public trading market for the Series B Warrants and we do not intend that they will be listed for trading on Nasdaq or any other securities exchange or market. The Common Stock underlying the Warrants, upon issuance, will be traded on Nasdaq under the symbol “HOFV.”

Each Series B Warrant is exercisable at any time and will expire five years from the date of issuance. The Series B Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of our Common Stock purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of shares of Common Stock issuable upon exercise of the Series B Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the Common Stock. If we effect a merger, consolidation, sale of substantially all of our assets, or other similar transaction, then, upon any subsequent exercise of a Series B Warrants, the Series B Warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of Common Stock then issuable upon exercise in full of the Series B Warrant.

If at any time there is no effective registration statement registering, or the prospectus contained therein is not available for issuance of, the shares issuable upon exercise of the Series B Warrant, the holder may exercise the warrant on a cashless basis. When exercised on a cashless basis, a portion of the Series B Warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our Common Stock purchasable upon such exercise.

Each Series B Warrant represents the right to purchase one share of Common Stock at an exercise price of $1.40 per share. In addition, the exercise price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations, or reclassifications, and for certain dilutive issuances. Subject to limited exceptions, a holder of Series B Warrants will not have the right to exercise any portion of the Series B Warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to its exercise. The holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of the Series B Warrant, provided that in no event shall the limitation exceed 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise of the Series B Warrant.

Subject to applicable laws and restrictions, a holder may transfer a Series B Warrant upon surrender of the Series B Warrant to us with a completed and signed assignment in the form attached to the Series B Warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

There is no public trading market for the Series B Warrants and we do not intend that they will be listed for trading on Nasdaq or any other securities exchange or market.

Except as set forth in the Series B Warrant, the holder of a Series B Warrant, solely in such holder’s capacity as a holder of a Series B Warrant, will not be entitled to vote, to receive dividends, or to any of the other rights of our stockholders.

The provisions of each Series B Warrant may be modified or amended or the provisions thereof waived with the written consent of us and the holder.

The Series B Warrants were issued pursuant to a warrant agent agreement by and between us and Continental Stock Transfer & Trust Company, the warrant agent.

Series C Warrants

In this exhibit, we refer to the warrants that we issued in our December 2020 Private Placement as our Series C Warrants. These Series C Warrants are separately transferable following their issuance and through their expiration five years from the date of issuance. Each Series C Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $1.40 per share from the date of issuance through its expiration. There is no public trading market for the Series C Warrants and we do not intend that they will be listed for trading on Nasdaq or any other securities exchange or market. The Common Stock underlying the Warrants, upon issuance, will be traded on Nasdaq under the symbol “HOFV.”

Each Series C Warrant is exercisable at any time and will expire five years from the date of issuance. The Series C Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of our Common Stock purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of shares of Common Stock issuable upon exercise of the Series C Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the Common Stock. If we effect a merger, consolidation, sale of substantially all of our assets, or other similar transaction, then, upon any subsequent exercise of a Series C Warrants, the Series C Warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of Common Stock then issuable upon exercise in full of the Series C Warrant.

If at any time there is no effective registration statement registering, or the prospectus contained therein is not available for issuance of, the shares issuable upon exercise of the Series C Warrant, the holder may exercise the warrant on a cashless basis. When exercised on a cashless basis, a portion of the Series C Warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our Common Stock purchasable upon such exercise.

Each Series C Warrant represents the right to purchase one share of Common Stock at an exercise price of $1.40 per share. In addition, the exercise price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations, or reclassifications, and for certain dilutive issuances. Subject to limited exceptions, a holder of Series C Warrants will not have the right to exercise any portion of the Series C Warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to its exercise. The holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of the Series C Warrant, provided that in no event shall the limitation exceed 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise of the Series C Warrant.

Subject to applicable laws and restrictions, a holder may transfer a Series C Warrant upon surrender of the Series C Warrant to us with a completed and signed assignment in the form attached to the Series C Warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

There is no public trading market for the Series C Warrants and we do not intend that they will be listed for trading on Nasdaq or any other securities exchange or market.

Except as set forth in the Series C Warrant, the holder of a Series C Warrant, solely in such holder’s capacity as a holder of a Series C Warrant, will not be entitled to vote, to receive dividends, or to any of the other rights of our stockholders.

The provisions of each Series C Warrant may be modified or amended or the provisions thereof waived with the written consent of us and the holder.

Market Price and Ticker Symbol

Our Common Stock and Series A Warrants are currently listed on Nasdaq under the symbols “HOFV,” and “HOFVW,” respectively.

The closing price of the Common Stock and Series A Warrants on February 4, 2021, was $3.06 and $1.04, respectively.

Holders

As of January 28, 2021, there were 112 holders of record of our Common Stock, one holder of record of our Series A Preferred Stock, 16 holders of record of our Series A Warrants, one holder of record of our Series B Warrants and one holder of record of our Series C Warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

Certain Anti-Takeover Provisions of Delaware Law and Our Certificate of Incorporation

Staggered Board of Directors

Our Certificate of Incorporation provides that our board of directors is divided into three classes of directors, with the classes of approximately equal size, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors are elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our Certificate of Incorporation and Bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.

Special Meeting of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors or by stockholders holding at least a majority of all the shares of Common Stock entitled to vote at the special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before a special meeting of stockholders must provide timely notice of their intent in writing. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive Forum Selection

Subject to limited exceptions, the sole and exclusive forum for any stockholder (including a beneficial owner) of the Company to bring (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. This forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock, Series A Warrants and Series B Warrants issued in this Offering is Continental Stock Transfer & Trust Company.

Listing of Securities

Our Common Stock and Series A Warrants are listed on Nasdaq under the symbols “HOFV” and “HOFVW,” respectively.